Exhibit 10.30.3

EXECUTION COPY

SEPARATION AGREEMENT

among

A.C.T. GROUP, INC.,

ADVANCED CELL TECHNOLOGY, INC.,

CYAGRA INC.

and

GOYAIKE S.A.

dated as of July 1, 2002

1

2

3

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of July 1, 2002, among A.C.T.  Group, Inc., a Delaware corporation (“Group”), Advanced Cell Technology, Inc., a Delaware corporation and wholly owned subsidiary of Group (“ACT”), Cyagra Inc., a Delaware corporation (“Cyagra”) and Goyaike S.A., a company incorporated under the laws of the Republic of Argentina (“Goyaike”).

WHEREAS, pursuant to a Securities Purchase Agreement, dated July 1, 2002, among Group, ACT and Goyaike (the “Securities Purchase Agreement”), Goyaike has agreed to purchase 8,171,000 shares of Cyagra’s common stock, par value $0.001 per share (“Common Stock”), from ACT;

WHEREAS, as a condition to closing the transactions contemplated by the Securities Purchase Agreement, on or before the Closing Date (as defined in the Securities Purchase Agreement), Group, ACT, Cyagra and Goyaike shall enter into an agreement pursuant to which they will take actions to establish separate business operations for ACT and Cyagra;

WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the Separation (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“ACT” has the meaning specified in the preamble to this Agreement.

“ACT Assets” means:

(i)                                     Any and all Assets that are expressly contemplated by this Agreement as Assets to be transferred to ACT, including those Assets listed in Exhibit 1.01(A) hereto;

(ii)                                  Any Assets reflected in the Group Balance Sheet as Assets of Group and its Subsidiaries not relating to the Cyagra Business, subject to any dispositions of such Assets subsequent to the date of the Group Balance Sheet;

(iii)                               Any and all Assets owned or held immediately prior to the Separation Date by Group or any of its Subsidiaries that are not used in the Cyagra Business; and

(iv)                              Any and all Assets owned or held immediately prior to the Separation Date by Cyagra that are used primarily in the ACT Business.

“ACT Business” means the business of researching, developing and commercializing nuclear transfer technology, stem cell technology and cellular cloning technology for all applications of any nature whatsoever, including without limiting the generality of the foregoing, all human applications, other than those applications specified as within the definition of “Cyagra Business” set forth below, and manufacturing and selling products and providing services related thereto.

“ACT Indemnities” has the meaning specified in Section 9.02.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“ACT Liabilities” means:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement as Liabilities to be assumed by ACT, including those Liabilities listed in Exhibit 1.01(C) hereto;

(ii)                                  all Liabilities, including any employee-related Liabilities and environmental Liabilities, relating to, arising out of or resulting from:

(A)                              the operation of the ACT Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from (i) the options granted to Cyagra employees pursuant to the ACT 1997 Stock Option Plan and the Group 2000 Stock Option Plan or (ii) any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                any ACT Assets (including any contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Separation Date;

(iii)                               all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the ACT Business; and

(iv)                              all Liabilities reflected as liabilities or obligations not relating primarily to the Cyagra Business in the Group Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Group Balance Sheet.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Separation Agreement, including all of the Schedules and Exhibits hereto.

“Ancillary Agreements” means the Securities Purchase Agreement, the New Securityholders’ Agreement and the Sublicense Agreement.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)                                  all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)                                 all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)                                  all inventories of material, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)                                 all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublesee or otherwise;

(e)                                  all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f)                                    all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g)                                 all deposits, letters of credit and performance and surety bonds;

(h)                                 all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i)                                     all domestic and foreign intellectual, intangible and industrial property of any type, including, without limitation, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

(j)                                     all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k)                                  all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)                                     all prepaid expenses, trade accounts and other accounts and notes receivables;

(m)                               all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)                                 all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(p)                                 cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)                                 interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, U.S.A. or The City of Buenos Aires, Argentina.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Cyagra” has the meaning specified in the preamble to this Agreement.

“Cyagra Assets” means:

(i)                                     Any and all Assets that are expressly contemplated by this Agreement as Assets to be transferred to Cyagra, including those Assets listed in Exhibit 1.01(B) hereto;

(ii)                                  Any Assets reflected in the Group Balance Sheet as Assets of Cyagra or Assets relating to the Cyagra Business, subject to any dispositions of such Assets in the ordinary course subsequent to the date of the Group Balance Sheet;

(iii)                               Any and all Assets owned or held immediately prior to the Separation Date by Cyagra that are used in the Cyagra Business; and

(iv)                              Any and all Assets owned or held immediately prior to the Separation Date by Group or any of its Subsidiaries that are used in the Cyagra Business;

provided, however, that the Shared Assets (as defined below) listed in Exhibit 8.02(A) shall not constitute “Cyagra Assets” and shall be owned and administered in the manner specified in Section 8.02 hereof.

“Cyagra Business” means the business of researching and developing technology related to the manufacture and sale of products and the provision of services in the Fields of Use.

“Cyagra Indemnities” has the meaning specified in Section 9.01.

“Cyagra Liabilities” means:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement as Liabilities to be assumed by Cyagra, including those Liabilities listed in Exhibit 1.01(D) hereto;

(ii)                                  all Liabilities, including any employee-related Liabilities and environmental Liabilities, primarily relating to, arising out of or resulting from:

(A)                              the operation of the Cyagra Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                any Cyagra Assets (including any contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Separation Date;

(iii)                               all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Cyagra Business; and

(iv)                              all Liabilities reflected as liabilities or obligations relating primarily to the Cyagra Business in the Group Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Group Balance Sheet.

Cyagra Liabilities shall not include (i) any obligation to pay severance amounts to any Person who provided any Services pursuant to the Management Agreement and (ii) any Liability relating to, arising out of or resulting from the options granted to Cyagra employees pursuant to the ACT 1997 Stock Option Plan and the Group 2000 Stock Option Plan.

“Encumbrance” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), lien (including, without limitation, environmental and tax liens), charge, encumbrance, easement, reservation, restriction, closed, adverse claim, right of first refusal or first offer, option or other similar arrangement or interest in real or personal property.

“Equine Field” means the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned equine animals (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for nonthereapeutic purposes, including but not limited to, for use in agriculture, for use as companion or service animals, or for use as racing or other equine event animals, and the rendering of services or uses that relate to the production of such products.  Specifically excluded from the Equine Field is the cloning of such animals, and/or the development, making, using, selling, offering to sell, importing or exporting of products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals, for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, neutraceutical or other use; provided, however, that the aforementioned exclusion shall not apply to the making of transgenic cloned equine animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

“Existing Technology” means the “ACT Licensed Property” as defined in the Sublicense Agreement.

“Field of Agriculture” means the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned non-human animals, excluding avian (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for the production of food or fiber, and the rendering of services or uses that relate to the production of such products.  Specifically excluded from the Field of Agriculture is the cloning of such animals for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, neutraceutical or other use; provided, however, that the aforementioned exclusion shall not apply to the making of transgenic cloned animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

“Fields of Use” means the Field of Agriculture and the Equine Field.

“Future Technology” means “Cyagra Developments” as defined in the Goyaike Sublicense Agreement.

“Governmental Approvals” means any notices, report or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Goyaike” has the meaning specified in the preamble to this Agreement

“Goyaike Sublicense Agreement” means the Nonexclusive Sublicense Agreement, dated November 20, 2001, among Cyagra, ACT, Group and Goyaike.

“Group Balance Sheet” means the unaudited combined balance sheet of Group and Group’s Subsidiaries, including the notes thereto, as of March 31, 2002.

“Group Subsidiaries” means Advanced Cell Technology, Inc., CIMA Biotechnology Inc. and Cyagra, Inc.

“GSC Sublicense Agreement” means the Non-Exclusive License Agreement, dated January 4, 2002, between ACT and Genetic Savings & Clone.

“Indemnifiable Losses” has the meaning specified in Section 9.01.

“Indemnified Person” has the meaning specified in Section 9.03.

“Indemnifying Party” has the meaning specified in Section 9.03.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, organizational documents, minutes and stock record books, other books and records, corporate seals, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communication), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Governmental Order.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liu Agreement” means the “Terms for Exclusive License Agreement”, dated December 20, 2000, between Group and Dr. Chengyu Liu.

“Management Agreement” means the Management Services and Intellectual Property Agreement, dated November 20, 2001, among Group, Act and Cyagra.

“Material Adverse Effect” means any circumstance, change in or effect on a Person that, individually or in the aggregate with all other circumstances, changes in or effects on such Person, is or could reasonably be expected to be materially adverse to the business, operations, properties, results of operations or condition (financial or otherwise) of such Person, except for any changes in or effects on such Person principally arising from or principally relating to (i) the United States or the global economy or the securities markets generally or (ii) the biomedical industry in general; provided, however, that in the case of each of clause (i) and (ii) such Person is not disproportionately affected by such changes or effects compared to other Persons engaged in similarly situated businesses within the biomedical industry.

“New Securityholders’ Agreement” means the securityholders’ agreement, dated July 1, 2002, among Group, ACT, Cyagra and Goyaike.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Premises” means the offices leased by ACT in the building at 100 Innovation Drive, Worcheseter, Massachusetts 01605.

“Separation” means (i) the transfer of Cyagra Assets to Cyagra and the assumption by Cyagra of the Cyagra Liabilities and the transfer of ACT Assets to ACT and the assumption of the ACT Liabilities by ACT, (ii) the allocation of employees between ACT and Cyagra, and (iii) the allocation of the Premises between ACT and Cyagra, all as more fully described in this Agreement and the Ancillary Agreements.

“Shared Assets” means those ACT Assets listed on Exhibit 8.02 hereto, which Cyagra may continue to use pursuant to the terms set forth in Article VIII of this Agreement.

“Sublicense Agreement” means the sublicense agreement, dated July 1, 2002, among Group, ACT and Cyagra

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the rights, power or ability to control, that Person.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“US GAAP” means United States generally accepted accounting principles.

ARTICLE II

SEPARATION DATE; PAYMENT

SECTION 2.01.  Separation Date.  Except as specifically provided to the contrary in this Agreement, or as otherwise mutually agreed to in writing among the parties, the effective time and date of the Separation shall be 11:59 p.m. Eastern Standard Time, September 1, 2002 (the “Separation Date”).

SECTION 2.02.  Payment.  Subject to the terms and conditions of this Agreement, and in accordance with Goyaike’s obligations under Section 2.0l(b) of the Securities Purchase Agreement, on the fifth Business Day following satisfaction of Group’s and ACT’s obligations hereunder, as reasonably determined by ACT and Goyaike, or on such other date as the parties hereto may mutually agree upon in writing, Goyaike shall deliver to ACT, by wire transfer in immediately available funds, to an account designated by ACT, an amount equal to US$1,500,000.

ARTICLE III

TRANSFER OF CERTAIN ASSETS, ASSUMPTION OF CERTAIN LIABILITIES; CERTAIN
OTHER ARRANGEMENTS

SECTION 3.01.  Transfer of Assets.  Subject to Article VII:

(a)                                  On or before the Separation Date, Group and ACT each agree to assign, transfer, convey and deliver to Cyagra, and Cyagra agrees to accept from Group and ACT and their respective applicable Affiliates all of Group’s, ACT’s and such Affiliates respective rights, titles and interests in and to the Cyagra Assets free of any Encumbrances.

(b)                                 On or before the Separation Date, Cyagra agrees to assign, transfer, convey and deliver to ACT, and ACT agrees to accept from Cyagra and its applicable Affiliates all of Cyagra’s and such Affiliates respective rights, titles and interests in and to the ACT Assets free of any Encumbrances.

(c)                                  On or before the Separation Date, Group, ACT and Cyagra will, and will cause their respective applicable Affiliates to, execute and deliver such deeds, bill of sale, subleases, assignments and other documents, and will do such other things, as are necessary or appropriate to carry out the assignment and transfer of Assets described in this Section 3.01.

(d)                                 In the event that at any time or from time to time any party hereto shall receive or otherwise possess any Asset that should have been allocated to any other Person pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for the benefit of any such other Person.

SECTION 3.02.  Assumption of Liabilities.  Subject to Article VII:

(a)                                  From and after the Separation Date, ACT agrees to accept, assume and faithfully to pay, perform, discharge and fulfill all ACT Liabilities, in accordance with their respective terms.  ACT shall be responsible for all ACT Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Liabilities are asserted or determined (including any ACT Liabilities arising out of claims made by ACT’s or Cyagra’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against ACT or Cyagra) or whether asserted or determined prior to the Separation Date.

(b)                                 From and after the Separation Date, Cyagra agrees to accept, assume and faithfully to pay, perform, discharge and fulfill all Cyagra Liabilities, in accordance with their respective terms.  Cyagra shall be responsible for all Cyagra Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Liabilities are asserted or determined (including any Cyagra Liabilities arising out of claims made by ACT’s or Cyagra’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against ACT or Cyagra) or whether asserted or determined prior to the Separation Date.

(c)                                  As soon as practicable after the date hereof, and in any event before the Separation Date, Group shall deliver to Cyagra and Goyaike true and complete copies of (i) the audited balance sheet of Cyagra as of March 31, 2002 and the related statement of income of Cyagra, together with all related notes and any related schedules thereto, accompanied by the report thereon of Cyagra’s accountants (the “Cyagra Financial Statements”) and (ii) the audited balance sheet of ACT as of December 31, 2001 and the related statement of income of ACT, together with all related notes and any related schedules thereto, accompanied by the report thereon of ACT’s accountants (the “ACT Financial Statements”).  Group and ACT jointly and severally represent and warrant that the Cyagra Financial Statements and the ACT Financial Statements (i) were prepared in accordance with the books of account and other financial records of Cyagra or ACT, as applicable, (ii) present fairly the financial condition and results of the operations of Cyagra or ACT, as applicable, as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with US GAAP applied on a basis consistent with the past practices of Cyagra or ACT, as applicable, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of Cyagra or ACT, as applicable, and the results of operations of Cyagra or ACT, as applicable, as of the dates thereof and for the periods covered thereby.

SECTION 3.03.  Settlement of Intercompany Accounts.  All intercompany receivables, payables and loans between Group and/or ACT, on the one hand, and Cyagra, on the other hand, shall, on or prior to the Separation Date, be paid in full and deemed settled and discharged.

SECTION 3.04.  Settlement of Trans Ova Genetics, Inc. Accounts.  On or prior to the Separation Date, ACT shall (i) pay Trans Ova Genetics, Inc. (“Trans Ova”) the amount, in full, that ACT owes to Trans Ova and (ii) take all actions necessary and appropriate to cause Trans Ova to pay, in full, the amount Trans Ova owes to Cyagra prior to the Separation Date.

SECTION 3.05.  Transactions Related to the GSC License Agreement.  (a) On or prior to the Separation Date, ACT shall pay Cyagra US$50,000, which shall represent fifty (50%) percent of the License Fee (as defined in the GSC License Agreement) paid by Genetic Savings & Clone to ACT.  ACT shall, and Group shall cause ACT to, deliver to Cyagra, within five (5) Business Days of ACT’s receipt of any royalty payments related to any Licensed Product (as defined in the GSC License Agreement) or Licensed Process (as defined in the GSC License Agreement) that pertain to the Equine Field or the Field of Agriculture that ACT receives, at any time on or after the date of this Agreement, pursuant to Article IV of the GSC License Agreement until such time as the GSC License Agreement is amended as set forth in Section 3.05(b) below.

(b)                                 As soon as practicable after the Separation Date, ACT shall use its reasonable best efforts to (i) amend the GSC License Agreement such that the GSC Agreement shall no longer cover the Equine Field and the Field of Agriculture and (ii) cause Genetic Savings & Clone to enter into a new non-exclusive sublicense agreement with Cyagra, on terms no less favorable to Cyagra than the terms of the GSC License Agreement applicable to ACT, with respect to the Equine Field and the Field of Agriculture; provided that Cyagra shall be responsible for any and all costs and expenses, including out-of-pocket expenses but excluding any costs and expenses associated with the time and effort expended by any employees of Group or ACT, in pursuing the foregoing; provided further, however, that before ACT incurs any fee or expense in connection with this Section 3.05(b) that could reasonably be expected to exceed US$5,000, ACT shall obtain the prior written consent of Cyagra; and provided further that if ACT fails to obtain the prior written consent of Cyagra before incurring any fee or expense greater than US$5,000, ACT shall be solely responsible for the amount of the fee or expense incurred that exceeds US$5,000.

SECTION 3.06.  Transactions Related to the Goyaike Sublicense Agreement.  (a) Notwithstanding anything to the contrary in the Goyaike Sublicense Agreement, Goyaike shall pay directly to Cyagra all amounts Goyaike is required to pay pursuant to Section 5.2 of the Goyaike Sublicense Agreement resulting from Net Sales (as defined in the Goyaike Sublicense Agreement) of Licensed Products or Licensed Services (each as defined in the Goyaike Sublicense Agreement) derived from Existing Technology.  Within five (5) Business Days of Cyagra’s receipt of any payments pursuant to this Section 3.06(a), Cyagra shall deliver to ACT any sublicense fees required to be paid pursuant to the Sublicense Agreement.

(b)                                Notwithstanding anything to the contrary in the Goyaike Sublicense Agreement, Goyaike shall pay directly to ACT all amounts Goyaike is required to pay pursuant to Section 5.2 of the Goyaike Sublicense Agreement, resulting from Net Sales of any Licensed Products or Licensed Services derived from Future Technology.

(c)                                 Notwithstanding anything to the contrary in the Goyaike Sublicense Agreement, fifty percent (50%) of the minimum royalty to be paid by Goyaike per calendar year (the “Minimum Royalty”) pursuant to Section 5.3 of the Goyaike Sublicense Agreement shall be allocated to Licensed Products and Licensed Services derived from Existing Technology and the remaining fifty percent (50%) of the Minimum Royalty shall be allocated to Licensed Products and Licensed Services derived from Future Technology.  Notwithstanding anything to the contrary contained in the Goyaike Sublicense Agreement, Goyaike shall not be obligated to pay any Minimum Royalty related to Future Technology; provided that if Goyaike fails to pay any Minimum Royalty related to Future Technology, Goyaike shall lose its license to use Future Technology.

SECTION 3.07.  Liu Agreement.  (a) Prior to the Separation Date, Group shall use its reasonable best efforts to obtain Dr. Chengyu Liu’s written consent to the Sublicense Agreement.

(b)                                 If, prior to the Separation Date, Group is unable to obtain Dr. Liu’s written consent to the Sublicense Agreement, then on the Separation Date, Group shall (i) consent in writing that Dr. Liu may negotiate and enter into a license agreement with Cyagra relating to the Licensed Property (as defined in the Liu Agreement) and (ii) deliver such executed consent to Cyagra and Dr. Liu.

SECTION 3.08.  Research Payments to Tufts University and Cornell University.  (a) On or prior to the Separation Date, ACT shall reimburse Cyagra in an amount equal to thirty percent (30%) of all payments Cyagra made to Tufts University (“Tufts”) and Cornell University (“Cornell”) with respect to research conducted by Tufts and Cornell (the “Research”).

(b)                                 After the Separation Date, ACT shall, and Group shall cause ACT to, pay directly to Tufts and Cornell, as applicable, thirty percent (30%) of all fees charged by Tufts and Cornell for the Research and Cyagra shall pay seventy percent (70%) of all such fees.

SECTION 3.09.  Governmental Approvals and Consents.  (a) If and to the extent that the valid, complete and perfected transfer or assignment to ACT or Cyagra of any Assets or Liabilities would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, then, unless ACT or Cyagra, as applicable, shall otherwise determine, such transfer or assignment, as the case may be, of such Assets or Liabilities shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained.

(b)                                 If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset or Liability pursuant to Section 3.01 are obtained, the transfer of the applicable Asset or Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(c)                                  The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money in connection with the maintenance of such Asset unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

ARTICLE IV

ALLOCATION OF THE PREMISES

SECTION 4.01.  Sublease Agreement.  (a) On or prior to the Separation Date, Group, ACT and Cyagra shall execute and deliver a sublease agreement (the “Sublease”), with a term beginning on the Separation Date and ending March 31, 2003 and other terms mutually agreeable to Group, ACT and Cyagra, pursuant to which Cyagra will sublet from ACT that portion of the Premises described in Exhibit 4.01(A), which shall not be less than 7,000 square feet, and will continue to have access to and use of the laboratory located on the Premises, and for that purpose, to enter and pass through any other necessary portion of the Premises, in accordance with the economic terms and conditions specified in Exhibit 4.01(B) and otherwise upon terms consistent with ACT’s lease of the Premises.

(b)                                 Notwithstanding anything in this Agreement to the contrary, prior to the execution and delivery of the Sublease, Cyagra will continue to have access to and use of that portion of the Premises described in Exhibit 4.01(A) and the laboratory located on the Premises, and for that purpose, to enter and pass through any other necessary portion of the Premises.

(c)                                  Each of Group, ACT, Cyagra and Goyaike acknowledge that the provisions of Section 5.07(g) of this Agreement shall apply to all information gained by each of Group, ACT, Cyagra or Goyaike, as the case may be, relating to the other parties hereto as a result of such parties sharing the Premises and the laboratory located on the Premises.

SECTION 4.02.  Division of the Premises.  (a) On or prior to the Separation Date, Group, ACT and Cyagra shall take all actions necessary and appropriate to physically divide and segregate Cyagra’s portion of the Premises from the rest of the Premises (the “Division”).

(b)                                 All fees and expenses incurred in connection with the Division pursuant to this Section 4.02 shall be shared equally by ACT and Cyagra; provided that before any party incurs any fee or expense in connection with the Division that could reasonably be expected to exceed US$5,000, such party shall obtain the prior written consent of ACT or Cyagra, as applicable; and provided, further, that if any such party fails to obtain the prior written consent of ACT or Cyagra, as applicable, before incurring any fee or expense greater than US$5,000, such party shall be solely responsible for the amount of the fee or expense incurred that exceeds US$5,000.

ARTICLE V

MUTUAL COVENANTS

SECTION 5.01.  Governmental Approvals and Consents.  To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their reasonable best efforts to obtain any such Governmental Approvals and Consents.

SECTION 5.02.  Transfer Documents.  On or prior to the Separation Date, Group, ACT and Cyagra each shall execute and deliver, and shall cause their applicable Subsidiaries to execute and deliver, any documents which may reasonably be requested by the other of them in order to perfect the transfers of Assets, assumption of Liabilities and any other transactions contemplated by this Agreement.

SECTION 5.03 Additional Agreements.  In addition to the specific agreements, documents and instruments referenced in or annexed to this Agreement, each of Group, ACT, Cyagra and Goyaike agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purpose of this Agreement and the Ancillary Agreement.

SECTION 5.04.  Termination of Certain Agreements.  (a) Group, ACT and Cyagra shall take all actions necessary to ensure that on the Separation Date, the Management Agreement is terminated without any cost, expense, liability or recourse to the parties thereto, whether direct or indirect, solely as a result of the termination of such agreement.

(b)                                 Group and ACT, on the one hand, and Cyagra, on the other hand, hereby terminate any and all other agreements, arrangements, commitments or understandings, whether or not in writing, between or among Group and/or ACT, on the one hand, and Cyagra, on the other hand, effective as of the Separation Date.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(c)                                  The provisions of Section 5.04(b) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto); (ii) any agreements, arrangements, commitments or understandings listed or described on Exhibit 5.04(C)(ii) hereto; (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; and (iv) any other agreements, arrangements, commitments or understandings that this Agreement or any of the Ancillary Agreements expressly contemplates will survive the Separation Date.

SECTION 5.05.  Implementation of Computer and Accounting Systems.  (a) On or prior to the Separation Date, ACT shall, and Group shall cause ACT to, at Cyagra’s sole cost (i) establish a separate computer server (the “Cyagra Server”) for Cyagra’s computer system operations, including, but not limited to, Cyagra’s use of the computer to provide to the Cyagra Business (A) accounting services, including without limitation, cash management, bank relations, investor relations, financial record-keeping and reporting and credit and collection services (collectively, the “Accounting Services”) and (B) tax services, including without limitation, the preparation and filing of all required corporate tax returns and other federal, state and local tax-related reports (collectively, the “Tax Services”); (ii) load the computer software used in the ACT Business as of the date of this Agreement, including, but not limited to, QuickBooks and the software related to Cyagra’s bovine cloning service agreements, on to the Cyagra Server; and (iii) transfer all information related to the Cyagra Business into the Cyagra Server’s QuickBooks application as necessary for Cyagra to perform its Accounting Services and Tax Services; provided that before ACT incurs any fee or expense in connection with this Section 5.05(a) that could reasonably be expected to exceed US$10,000, ACT shall obtain the prior written consent of Cyagra; and provided further, that if ACT fails to obtain the prior written consent of Cyagra before incurring any fee or expense greater than US$10,000, ACT shall be solely responsible for the amount of the fee or expense incurred that exceeds US$10,000.

(b)                                 On or prior to the Separation Date, ACT shall, for Cyagra’s benefit and subject to Cyagra’s approval, hire an accounting manager for Cyagra, at Cyagra’s expense.  For the avoidance of doubt, such accounting manager shall be a Cyagra Employee.

SECTION 5.06.  Efforts to Fulfill Conditions.  Each of Group, ACT, Cyagra and Goyaike shall use its reasonable best efforts to cause all the conditions in Article VI to be fulfilled on or before the Separation Date.

SECTION 5.07.  Agreement For Exchange of Information.  (a) Subject to clause (g) of this Section 5.07, each of Group and ACT agrees to provide, or cause to be provided, to Cyagra, on or before the Separation Date, all Information in the possession of Group, ACT and/or their respective Affiliates relating to the Cyagra Business.  Subject to clause (g) of this Section 5.07, each of Group, ACT and Cyagra agrees to provide, or cause to be provided, to each other, at any time after the date hereof and until one year after the Separation Date, as soon as reasonably practicable after written request therefore, any additional Information in the possession or under the control of such party therefore, any additional Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of ACT or Cyagra, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)  Internal Accounting Controls; Financial Information.  After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other parties to satisfy their respective reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other parties and their respective Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c)  Ownership of Information.  Any information owned by a party that is provided to a requesting party pursuant to this Section 5.07 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)  Record Retention.  To facilitate the possible exchange of Information pursuant to this Section 5.07 and other provisions of this Agreement after the Separation Date, each party agrees to use its reasonable commercial efforts to retain all Information in their respective possession or control on the Separation Date substantially in accordance with the policies of Group and ACT as in effect on the Separation Date.  However, at any time within one year after the Separation Date, each party may amend their respective record retention policies at such party’s discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the Separation Date, the amending party must give thirty (30) days prior written notice of such change in the policy to each party to this Agreement.  In addition, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

(e)  Limitation of Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section is found to be inaccurate, in the absence of willful misconduct by the party providing such Information.  No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.07(c).

(f)  Other Agreements Providing For Exchange of Information.  The rights and obligations granted under this Section 5.07 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(g)  Confidentiality.  (i) The confidential information provided by Group or ACT, on the one hand, to Cyagra or Goyaike, on the other hand, and by Cyagra or Goyaike, on the one hand, to Group or ACT, on the other hand, relating to the matters set forth in this Agreement and the Ancillary Agreements and the transactions contemplated thereby (such party when disclosing such information being the “Disclosing Party”, and such party when receiving such information being the “Receiving Party”) shall be considered confidential information.  The Receiving Party agrees that it shall treat and hold as confidential all such information and shall not disclose to any third party other than a Representative any such confidential information provided to it by the Disclosing Party; provided, however, that the Receiving Party agrees to cause any of its Representatives who receive such confidential information to observe the requirements with respect to confidentiality contained herein.  Neither the Receiving Party nor any of its Representatives shall use such confidential information provided by the Disclosing Party for any other purpose than provided under this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby and regulatory and internal compliance purposes.  The Receiving Party shall be responsible for any failure by any of its Representatives to observe the requirements with respect to confidentiality contained herein.

(ii)                                  The obligation to hold in confidence and not to disclose confidential information pursuant to this Section 5.07(g) shall not apply to any such information that (a) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by the Receiving Party or any of its Representatives, (b) is disclosed to the Receiving Party or any of its Representatives on a non-confidential basis by a third-party; provided, however, that such third party is not, to the knowledge of the Receiving Party or any of its Representatives, bound by a confidentiality agreement with the Disclosing Party, (c) is independently discovered, derived or developed by the Receiving Party or any of its Representatives without access to the confidential information or (d) is requested or required to be disclosed by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or, upon the advice of the Receiving Party’s counsel, is required to be disclosed by applicable law or regulation, regulatory body, stock exchange, court or administrative order, or any listing or trading agreement with such regulatory body or stock exchange.  In the event that the Receiving Party is requested or required to disclose any confidential information pursuant to this Section 5.07(g)(ii), the Receiving Party will provide the Disclosing Party with prompt notice of each such request or requirement so that the Disclosing Party may seek an appropriate protective order, request for confidential treatment and/or waive compliance with the requirements with respect to confidentiality contained herein.

For purposes of this Section 5.07(g), “Representative” means, as to any Person, such Person’s Affiliates, directors, officers, employees, agents and advisors (including, without limitation, financial and investment advisors, attorneys and accountants).

(iii)                          In the event that any party either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

SECTION 5.08.  Conflict with Third-Party Agreements.  Nothing in Section 5.07 shall require Group, ACT, Cyagra or Goyaike to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Group, ACT, Cyagra or Goyaike is required under Section 5.07 to disclose any such information, Group, ACT, Cyagra or Goyaike, as applicable, shall use all commercially reasonable efforts to seek to obtain such customer’s consent to the disclosure of such information.

SECTION 5.09.  Consistency with Past Practices.  Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof through the Separation Date, Group, ACT and Cyagra shall, and ACT shall cause Cyagra to, conduct their respective businesses in the ordinary course consistent with past practice, and Group, ACT and Cyagra shall not do any of the following without the prior written consent of Goyaike:

(i)                                     permit or allow any of the Cyagra Assets to be subjected to any material Encumbrance;

(ii)                                  incur any Indebtedness on behalf of Cyagra;

(iii)                               make any capital expenditure or commitment for any capital expenditures related to the Cyagra Business in excess of US$35,000, individually, or US$100,000, in the aggregate;

(iv)                              sell, transfer, lease, sublease, license or otherwise dispose of any Cyagra Assets, other than in the ordinary course of business consistent with past practice;

(v)                                 (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, retention, severance, pension or other benefits payable by Cyagra to any of its directors, officers or employees, consultants or independent contractors, including, without limitation, any increase or change pursuant to any Plan (as defined in the Securities Purchase Agreement) or (B) establish or increase or promise to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practice of Cyagra;

(vi)                              amend, terminate, cancel or compromise any material claims of Cyagra or waived any other rights of substantial value to Cyagra;

(vii)                           make any change in any accounting policy of Cyagra, other than those required by US GAAP;

(viii)                        adopt, amend or consent to the termination of any material contract related to the Cyagra Business or Cyagra’s rights thereunder, except as required by applicable Law;

(ix)                                disclose any secret or confidential Intellectual Property (except by way of issuance of a patent) or permit to lapse or abandon any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Cyagra has any right, title, interest or license;

(x)                                   settle any Action if such settlement would result in the payment by Cyagra of more than US$50,000 or material injunctive or other equitable relief; or

(xi)                                agree, whether in writing or otherwise, to do any of the foregoing.

ARTICLE VI

CONDITIONS TO THE SEPARATION

SECTION 6.01.  Conditions to Obligations of Group and ACT.  The obligations of Group and ACT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Separation Date, of each of the following conditions:

(a)                                  All required Governmental Approvals of the Separation, if any, will have been obtained, other than Governmental Approvals the lack of which would not have a Material Adverse Effect on either Group or ACT, as applicable.

(b)                                 No order of a court enjoining or otherwise restraining the Separation will be in effect and no governmental proceeding regarding the Separation will be pending which is reasonably likely to result in the imposition of penalties against Group or ACT which would be material to either Group or ACT.

(c)                                  (i) The covenants contained in this Agreement and the Ancillary Agreements to be complied with by Cyagra and Goyaike on or before the Separation Date shall have been complied with in all material respects and (ii) Group and ACT shall have received certificates from Goyaike and Cyagra to such effect signed by a duly authorized officer thereof.

(d)                                 Group and ACT shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Cyagra and Goyaike, as applicable, of the resolutions duly and validly adopted by the Board of Directors of each of Cyagra and Goyaike, in each case evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

SECTION 6.02.  Conditions to Obligations of Cyagra.  The obligations of Cyagra to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Separation Date, of each of the following conditions:

(a)                                  All required Governmental Approvals of the Separation, if any, will have been obtained, other than Governmental Approvals the lack of which would not have a Material Adverse Effect on Cyagra.

(b)                                 No order of a court enjoining or otherwise restraining the Separation will be in effect and no governmental proceeding regarding the Separation will be pending which is reasonably likely to result in the imposition of penalties against Cyagra which would be material to Cyagra.

(c)                                  (i) The covenants contained in this Agreement and the Ancillary Agreements to be complied with by Group, ACT and Goyaike on or before the Separation Date shall have been complied with in all material respects and (ii) Group and ACT shall have received certificates from Goyaike and Cyagra to such effect signed by a duly authorized officer thereof.

(d)                                 Cyagra shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Group, ACT and Goyaike, as applicable, of the resolutions duly and validly adopted by the Board of Directors of each of Group, ACT and Goyaike, in each case evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

SECTION 6.03.  Conditions to Obligations of Goyaike.  The obligations of Goyaike to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Separation Date, of each of the following conditions:

(a)                                 All required Governmental Approvals of the Separation, if any, will have been obtained, other than Governmental Approvals the lack of which would not have a Material Adverse Effect on Goyaike.

(b)                                No order of a court enjoining or otherwise restraining the Separation will be in effect and no governmental proceeding regarding the Separation will be pending which is reasonably likely to result in the imposition of penalties against Goyaike which would be material to Goyaike.

(c)                                  (i) The covenants contained in this Agreement and the Ancillary Agreements to be complied with by Group and ACT on or before the Separation Date shall have been complied with in all material respects and (ii) Goyaike shall have received certificates from Group and ACT to such effect signed by a duly authorized officer thereof.

(d)                                 Goyaike shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Group and ACT of the resolutions duly and validly adopted by the Board of Directors of each of Group and ACT, in each case evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VII

TRANSITION SERVICES AND SHARED ASSETS

SECTION 7.01.  Transition Services.  (a) From the date hereof until the Separation Date, ACT shall continue to, and Group shall cause ACT to continue to, provide Cyagra with the Services (as defined in the Management Agreement) pursuant to the terms of the Management Agreement.

(b)                                 On or prior to the Separation Date, ACT shall deliver to Cyagra and Goyaike true and complete copies of (i) Cyagra’s unaudited balance sheet as of the last day of the month preceding the Separation Date and the related statement of income, together with any related schedules thereto, (ii) all tax returns and other federal, state and local tax-related reports prepared by ACT or prepared under ACT’s supervision in connection with ACT’s provision of Tax Services pursuant to this Section 7.01(a); and (iii) all other reports and other Information produced by ACT or under its supervision in connection with its provision of the Services pursuant to Section 7.01 (a).

SECTION 7.02.  Shared Assets.  (a) As and to the extent required in the Cyagra Business, Group and ACT shall provide Cyagra the use of the Shared Assets identified in Exhibit 7.02(A) hereto.  Unless a specific Shared Asset identified in Exhibit 7.02(A) is designated therein as being exclusive to Cyagra, the Shared Assets will be available for use by Group, ACT and Cyagra on an as-needed basis.  In the event Cyagra determines that it requires any additional equipment, Cyagra shall acquire such equipment at its own expense and solely for its own use, unless otherwise mutually agreed in writing by ACT and Cyagra.

(b)                                 Group or ACT, as applicable, shall remain the owner or lessee, as applicable of each of the Shared Assets and shall be solely responsible for maintaining the Shared Assets with all costs associated with such maintenance to be shared by ACT and Cyagra in proportion to their use of each Shared Asset.  Cyagra shall exercise reasonable care to avoid any damage to the Shared Assets.

(c)                                  In consideration for the continued availability to Cyagra of the Shared Assets and the Laboratory, Cyagra shall pay ACT a monthly fee of US$1,000 (pro rated for any partial month) commencing on the Separation Date and thereafter payable on the first day of each month until the earlier of March 31, 2003 or the termination of the Sublease; provided that if prior to the earlier of March 31, 2002 or the termination of the Sublease, ACT decides to vacate the Premises, ACT shall give Cyagra written notice of its decision to vacate the Premises at least 60 days prior to vacating, and once ACT has vacated the Premises, neither party shall any longer be obligated under this Section 7.02(c).  On or prior to the Separation Date, ACT shall, and Group shall cause ACT to, deliver to Cyagra copies of the invoices relating to the acquisition of each Shared Asset.  If an invoice indicates that Cyagra, rather than Group or ACT, paid for any Shared Asset, such asset will be deemed to be a Cyagra Asset, rather than a Shared Asset, and the monthly fee payable by Cyagra pursuant to this Section 7.02(c) shall be reduced by an amount mutually agreed upon in writing by ACT and Cyagra.

(d)                                 Each of Group, ACT, Cyagra and Goyaike acknowledge that the provisions of Section 5.07(g) of this Agreement shall apply to all information gained by each of Group, ACT, Cyagra or Goyaike, as the case may be, relating to the other parties hereto as a result of such parties using the Shared Assets.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01.  Indemnification by Group and ACT.  Except as otherwise expressly set forth in Section 8.03, Group and ACT shall indemnify, defend and hold harmless Cyagra and its past or present directors, officers, employees, agents and Affiliates (other than ACT) and each of the heirs, executors, successors and assigns of any of the foregoing (the “Cyagra Indemnitees”) from and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (collectively, “Indemnifiable Losses” and individually, an “Indemnifiable Loss”), arising act of or resulting from:

(i)                                     the failure or alleged failure of Group, ACT or any of their respective Affiliates (other than Cyagra) to pay, perform or otherwise discharge in due course any of the ACT Liabilities, including any breach of any provision of this Agreement by Group, ACT or any of their respective Affiliates (other than Cyagra);

(ii)                                  Group’s or ACT’s use of the Cyagra Assets prior to or on the Separation Date;

(iii)                               the conduct and operation of the ACT Business by Group, ACT, their respective Subsidiaries (other than Cyagra), Affiliates, or predecessors on or at any time prior to or following the Separation Date;

(iv)                              the ACT Assets and any other Assets owned by Group and/or ACT, other than the Cyagra Assets;

(v)                                  the breach by Group or ACT of any representation, covenant or agreement set forth in this Agreement or any Ancillary Agreement; and

(vi)                              any act or omission occasioned by the negligence or misconduct of Group, ACT, their respective Affiliates (other than Cyagra), agents, officers, directors, employees or consultants in connection with the performance of the Services pursuant to Section 8.01 (regardless of whether such act or omission constitutes a breach of this Agreement).

To the extent that Group’s and ACT’s undertakings set forth in this Section 9.01 may be unenforceable, Group and ACT shall each contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Indemnifiable Losses incurred by the Cyagra Indemnitees.

SECTION 8.02.  Indemnification by Cyagra.  Except as otherwise expressly set forth in Section 8.03, Cyagra shall indemnify, defend and hold harmless Group, ACT and each of its respective past or present directors, officers, employees, agents and Affiliates (other than Cyagra) and each of the heirs, executors, successors and assigns of any of the foregoing (the “ACT Indemnitees”) from and against any and all Indemnifiable Losses arising out of or resulting from:

(i)                                     failure or alleged failure of Cyagra or any of its Affiliates (other than Group and ACT) to pay, perform or otherwise discharge in due course any of the Cyagra Liabilities, including any breach of any provision of this Agreement by Cyagra or any of its Affiliates (other than Group and ACT);

(ii)                                  Cyagra’s use of the ACT Assets prior to or on the Separation Date;

(iii)                               the conduct and operation of the Cyagra Business by Cyagra or its Affiliates on or at any time prior to or following the Separation Date;

(iv)                              the Cyagra Assets and any other Assets owned by Cyagra, other than the ACT Assets; and

(v)                                 the breach by Cyagra of any representation, covenant or agreement set forth in this Agreement or any Ancillary Agreement.

To the extent that Cyagra’s undertakings set forth in this Section 8.02 may be unenforceable, Cyagra shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Indemnifiable Losses incurred by the ACT Indemnitees.

SECTION 8.03.  Insurance Proceeds.  The amount which any party (an “Indemnifying Party”) is or may be required to pay to or on behalf of any other Person (an “Indemnified Person”) pursuant to Section 8.01 or Section 8.02 shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Indemnifiable Loss.  If an Indemnified Person shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Person shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received.

SECTION 8.04.  Procedure for Indemnification.  (a) If an Indemnified Person shall receive written notice of the assertion by a Person (including, without limitation, any Governmental Authority) who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), such Indemnified Person shall give the Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided that the failure of any Indemnified Person to give notice as required by this Section 8.04 shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.  Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnified Person.

(b)                                 Subject to Section 8.04(e) hereof, an Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnified Person, any Third-Party Claim, provided that (i) the Indemnifying Party must confirm in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Third-Party Claim and (ii) no compromise or settlement shall be made without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.  Within 15 days of the receipt of notice from an Indemnified Person in accordance with Section 8.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Person of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnified Person of its election within 15 days after receipt of such notice from the Indemnified Person, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim).

(c)                                  In the event that the Indemnifying Party elects to assume responsibility for the Third-Party Claim, pursuant to Section 8.04(b) above, (i) the Indemnified Person shall cooperate in the defense or settlement or compromise of such Third-Party Claim, including making available to the Indemnifying Party any personnel and any books, records or other documents within the Indemnified Person’s control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim, (ii) the Indemnifying Party shall keep the Indemnified Person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party Claim, and (iii) the Indemnifying Party shall consider, in good faith, the opinions and suggestions of the Indemnified Person with respect to the Third-Party Claim.  After notice from an Indemnifying Party to an Indemnified Person of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Person under this Article VIII for any legal or other costs or expenses (except costs or expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Persons and in such Indemnified Persons’ reasonable judgment a conflict of interest between such Indemnified Persons and such Indemnifying Party exists in respect of such claim, such Indemnified Persons shall have the right to employ separate counsel and in that event the reasonable fees, costs and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

(d)                                 If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim, the Indemnified Person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim.  Notwithstanding the foregoing, an Indemnified Person may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and to then assume all past and future responsibility for the claim, including immediately reimbursing the Indemnified Person for prior expenditures in connection with the claim, (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnified Person may, in its sole discretion, proceed with the settlement and the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement, (iii) to approve and pay the amount of the settlement, reserving the Indemnifying Party’s right to contest the Indemnified Person’s right to indemnity, or (iv) to approve and pay the settlement.  In the event the Indemnifying Party makes no response to such written notice, the Indemnifying Party shall be deemed to have elected option (ii).  When the Indemnifying Party chooses, or is deemed to have chosen, option (ii) or (iii), prior to the bringing of any Action to determine the issue of whether the Indemnified Person has a right to indemnity under this Article VIII, the parties shall comply with provisions of Section 9.12 hereof.

(e)                                  Notwithstanding the foregoing, if an Indemnified Person reasonably and in good faith determines that (i) the Indemnifying Party is not financially capable to defend a Third-Party Claim and to provide full indemnification with respect to any settlement thereof or (ii) the Indemnifying Party or such Indemnifying Party’s attorney is not adequately representing the Indemnified Person’s interests with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim and the Indemnifying Party shall remain responsible for, and be bound by the resolution of, such Third-Party Claim.

(f)                                    Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Person to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

(g)                                 In addition to any adjustments required pursuant to Section 8.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this

Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Party.

(h)                                 In the event of payment by an Indemnifying Party to any Indemnified Person in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable.  Such Indemnified Person shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

SECTION 8.05.  Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnified Person of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 8.06.  Survival of Indemnities.  The obligations of each of Group, ACT and Cyagra under this Article VIII shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.

SECTION 8.07.  Limitation on Damages.  In no event shall any party be liable for special, incidental, indirect or consequential damages, whether or not caused by or resulting from the negligence of such party.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 9.02.  Expenses.  Except as specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 9.03.  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Massachusetts, without regard to any applicable conflicts of laws.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Massachusetts state or federal court sitting in The City of Boston.  The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in The City of Boston for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.04.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Group or ACT:

Advanced Cell Technology, Inc.,

One Innovation Drive

Worcester, Massachusetts 01605

Telecopy: (508) 756-0931

Attention: Dr. Michael D. West, President

With a copy to:

Pierce Atwood

One Monument Square

Portland, Maine 04101

Telecopy: (207) 791-1350

Attention: William L. Worden, Esq.

(b)                                 if to Cyagra:

Cyagra, Inc.

One Innovation Drive

Worcester, Massachusetts 01605

Telecopy: (508) 756-0931

Attention: Dr. Michael D. West, President

With a copy to:

Pierce Atwood

One Monument Square

Portland, Maine 04101

Telecopy: (207) 791-1350

Attention: William L. Worden, Esq.

(c)                                  If to Goyaike:

Goyaike S.A.

Av, do Mayo 701, Piso 16

Buenos Aires, Argentina

Telecopy: (54) 3488-436300

Attention: Mr. Ricardo Hosel

With a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, NY 10022

Telecopy: (212) 848-7179

Attention: Alfred J. Ross, Esq.

SECTION 9.05.  Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.06.  Assignments.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.07.  Termination.  This Agreement may be terminated upon the mutual written agreement of Group, ACT, Cyagra and Goyaike:

(i)                                     by Group or ACT if Cyagra or Goyaike is in default or material breach of any provision of this Agreement by giving ten (10) days prior written notice to the other parties specifying the cause of the termination; provided, however, that if the breach is cured within the ten (10) day period, the notice shall be withdrawn and shall be of no effect; and provided further, however that Group or ACT shall not have caused Cyagra to default or breach any material provisions of this Agreement;

(ii)                                  by Cyagra if Group, ACT or Goyaike is in default or material breach of any provision of this Agreement by giving ten (10) days prior written notice to the other parties specifying the cause of the termination; provided, however, that if the breach is cured within the ten (10) day period, the notice shall be withdrawn and shall be of no effect; or

(iii)                               by Goyaike if Group, ACT or Cyagra is in default or material breach of any provision of this Agreement by giving ten (10) days prior written notice to the other parties specifying the cause of the termination; provided, however, that if the breach is cured within the ten (10) day period, the notice shall be withdrawn and shall be of no effect.

SECTION 9.08.  Specific Performance.  The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy.  Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

SECTION 9.09.  Headings; References.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Article,” “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

SECTION 9.10.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 9.11.  Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

SECTION 9.12.  Approvals, Consent and Waivers.  Any approval, consent or waiver required or authorized by any provision of this Agreement to be given or made by any of the parties hereto shall only be valid to the extent such approval, consent or waiver is in writing and signed by the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Treasurer or the Controller of the party to be bound by such approval, consent or waiver.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

A.C.T. GROUP, INC.

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

ADVANCED CELL TECHNOLOGY, INC,

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

CYAGRA, INC.

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

GOYAIKE S.A.

By:	/s/ Ricardo Hosel
	Name:	Ricardo Hosel
	Title:	Attorney in Fact

By:	/s/ Alejandro Cantarelli
	Name:	Alejandro Cantarelli
	Title:	Attorney in Fact